Exhibit 99.1

Contact:	Vanessa Craigie Corporate Communications (617) 342-6015

Cabot Corporation Announces Election of Frank “Andy” Wilson to Board of Directors

Boston – July 16, 2018 – Cabot Corporation (NYSE: CBT) announced today that Frank “Andy” Wilson has been elected to its Board of Directors, effective September 13, 2018. He was also appointed a member of the Audit Committee of the Board of Directors, effective September 13, 2018. Mr. Wilson recently retired as Senior Vice President and Chief Financial Officer of PerkinElmer, Inc., a position he held since joining PerkinElmer in 2009. Prior to joining PerkinElmer, Mr. Wilson held key business development and finance roles over 12 years at the Danaher Corporation, including Corporate Vice President, Investor Relations. Mr. Wilson is also a Certified Public Accountant.

Sue H. Rataj, Non-Executive Chair of Cabot’s Board of Directors, said, “We are very pleased to welcome Andy to our Board. His significant financial expertise and skills in strategic planning, investor relations and business development within international public companies will further enhance the Board’s depth and capabilities that are necessary to oversee the Company’s ‘Advancing the Core’ strategy.”

“I am delighted and honored to join the Cabot Board of Directors. Cabot is a company with exceptional products and technologies and has many exciting opportunities for growth in the years ahead. I look forward to drawing on my experience to help Cabot achieve its growth objectives and further advance the Company’s strategy,” said Mr. Wilson.

ABOUT CABOT CORPORATION

Cabot Corporation (NYSE: CBT) is a global specialty chemicals and performance materials company, headquartered in Boston, Massachusetts. The company is a leading provider of rubber and specialty carbons, activated carbon, inkjet colorants, cesium formate drilling fluids, masterbatches and conductive compounds, fumed silica, and aerogel. For more information on Cabot, please visit the company’s website at: http://www.cabotcorp.com.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in the press release regarding Cabot’s business that are not historical facts are forward looking statements that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K.